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Exhibit 4.8

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

    Amendment No. 2 to Rights Agreement dated as of November 15, 2000 (this "Amendment") to Second Amended and Restated Rights Agreement dated as of November 28, 1995, as amended by the Amendment to Rights Agreement dated as of October 6, 1999 (the "Rights Agreement"), among ADC Telecommunications, Inc., a Minnesota corporation (the "Company"), Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.), a national banking association ("Wells Fargo"), and Computershare Investor Services, LLC, a Delaware limited liability company ("Computershare").

WITNESSETH

    WHEREAS, the Company and Wells Fargo previously entered into the Rights Agreement, pursuant to which the Wells Fargo was appointed to serve as the Rights Agent under the Rights Agreement; and

    WHEREAS, the Company desires to appoint Computershare as successor Rights Agent under the Rights Agreement, effective as of November 15, 2000, and as of such date, Wells Fargo will be relieved of its duties as Rights Agent under the Rights Agreement; and

    WHEREAS, in connection with the resignation of Wells Fargo as Rights Agent and the appointment of Computershare as successor Rights Agent, the Company, Wells Fargo and Computershare desire to amend the Rights Agreement in certain respects.

    NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

    Section 1.  Resignation of Rights Agent.  Wells Fargo hereby resigns as Rights Agent under the Rights Agreement, effective as of November 15, 2000, and the Company hereby accepts such resignation.

    Section 2.  Appointment of the Successor Rights Agent.  The Company hereby appoints Computershare as successor Rights Agent under the Rights Agreement, effective as of November 15, 2000, and Computershare hereby accepts such appointment.

    Section 3.  Amendment of Rights Agreement.  Effective as of the date of appointment of Computershare as successor Rights Agent, the Rights Agreement shall be amended as follows:

    (a) Section 3(c) of the Rights Agreement is hereby amended by the deleting the first sentence of the legend to be placed on stock certificates as set forth therein and replacing it in its entirety with the following:

      "This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Second Amended and Restated Rights Agreement dated as of November 28, 1995, as amended, between ADC Telecommunications, Inc. (the "Company") and Computershare Investor Services LLC (the "Rights Agent") (the "Rights Agreement"), the terms of which (including restrictions on the transfer of such Rights) are hereby incorporated herein by reference and a copy of which is on file at the principal executive office of the Company."

    (b) Section 26 of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Rights Agent therein and substituting in lieu thereof the following:

      "COMPUTERSHARE INVESTOR SERVICES, LLC
      Two North LaSalle Street
      Chicago, Illinois 60602
      Attention: Mr. Bruce R. Hartney"

    (c) All references in the Rights Agreement to "Norwest Bank Minnesota, N.A." as Rights Agent shall for all purposes be deemed to refer to "Computershare Investor Services, LLC."

    (d) Section 21 of the Rights Agreement is hereby amended by deleting the fifth sentence thereof and replacing it in its entirety with the following:

      "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be: (a) a corporation, limited liability company or trust company (or similar form of entity under the laws of any state of the United States or a foreign jurisdiction) authorized to conduct business under the laws of the United States or any state of the United States, which is authorized under such laws to exercise corporate trust, fiduciary or stockholder services powers and is subject to supervision or examination by a federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $5,000,000; or (b) an Affiliate controlled by a corporation, limited liability company, trust company or other entity described in clause (a) of this sentence."

    Section 4.  Rights Agreement as Amended.  The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. This Amendment shall be effective as of November 15, 2000, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

    Section 5.  Execution in Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year above written.

ADC TELECOMMUNICATIONS, INC.
By:	/s/ JEFFREY D. PFLAUM
Its:	Vice President, General Counsel and Secretary
WELLS FARGO BANK MINNESOTA, N.A.
By:	/s/ KENNETH P. SWANSON
Its:	Vice President
COMPUTERSHARE INVESTOR SERVICES, LLC
By:	/s/ KEITH A. BRADLEY
Its:	Vice President

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AMENDMENT NO. 2 TO RIGHTS AGREEMENT
WITNESSETH